SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2015

AMPLIPHI BIOSCIENCES CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-23930	91-1549568

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Leigh Street, Suite 209
Richmond, Virginia 23219

(Address of principal executive offices) (Zip code)

(804) 827-2524

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2015, the board of directors (the “Board”) of AmpliPhi Biosciences Corporation (the “Company”) approved the following grants of options to purchase common stock of the Company to the Company’s outside directors, which grants had been approved by the Compensation Committee of the Board of Directors:

Name	Shares Subject to Standard Vesting	Shares Subject to Performance Vesting
Jeremy Curnock Cook	6,500	900
Michael S. Perry	6,500	6,300
Louis Drapeau	6,500	7,300
Julian Kirk	6,500	9,700
Wendy S. Johnson	6,500	9,700

Shares subject to standard vesting will vest on an equal monthly basis over a four-year period commencing on August 3, 2015, the date of the Company’s most recent annual meeting of shareholders. Shares subject to performance vesting will vest over the same four year period, subject to the additional requirement that the market price of the Company’s common stock reach $25.00 per share before the option expires.

For his service as interim Chief Executive Officer from September 15, 2014 to May 2015, the Board, following the approval of the Compensation Committee, also awarded Jeremy Curnock Cook an option to purchase 31,100 shares of common stock of the Company. Such options will vest on an equal monthly basis over a four year period beginning May 1, 2015. In addition, Mr. Curnock Cook will receive cash compensation of $100,000 in connection with such service.

The Board, following approval of the Compensation Committee, also approved a change to the fees paid to the Company’s directors. Beginning in the third quarter of 2015, and effective as of July 1, 2015, the Company will pay each director an annual cash retainer of $40,000, and the Chairman of the Board an annual cash retainer of $60,000. In addition, the Company will pay each member of the Audit Committee an annual cash retainer of $6,000, and the Chairman of the Audit Committee an annual cash retainer of $15,000. The Company will pay each member of the Compensation Committee an additional $5,000 per year, and the Chairman of the Compensation Committee an annual cash retainer of $10,000. The Company will also pay each member of the Nomination Committee $3,000 per year, and the Chairman of the Nomination Committee $5,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmpliPhi Biosciences Corporation

Date: September 23, 2015	By:	/s/ M. Scott Salka

M. Scott Salka Chief Executive Officer